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                              Vicinity Corporation
        ---------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                   Moloco, LLC
        ---------------------------------------------------------------
          (Name of Person(s) Filing Proxy Statement, if other than the
                                   Registrant)

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                              Filed by Moloco, LLC
                             Pursuant to Rule 14a-12
                  Under the Securities and Exchange Act of 1934
                      Subject Company: Vicinity Corporation
                          Commission File No. 000-29365

This filing relates to the proposed merger between Vicinity Corporation and Bootstrap Merger Sub, Inc., a wholly-owned subsidiary of Microsoft Corporation, pursuant to an Agreement and Plan of Merger, dated as of October 22, 2002.

On October 23, 2002, Moloco issued the following press release:

PRESS RELEASE

Moloco Supports Vicinity Acquisition by Microsoft

WALNUT CREEK, CA --Oct. 23, 2002--Moloco, LLC, owner of approximately 7% of the outstanding common stock of Vicinity Corporation (NASDAQ: VCNT), announced today that it is pleased to see that Moloco's recent proposals to Vicinity have resulted in Vicinity's management and board delivering value to its stockholders, and expects to vote its shares in favor of the proposed sale of Vicinity to Microsoft Corporation. Moloco also expects to withdraw its nominees for election to Vicinity's board of directors and its proposals relating to changes in Vicinity's articles of incorporation and bylaws.

"As Vicinity's third largest stockholder, we are pleased by this outcome," said Tim Bacci, a member of Moloco and the managing partner of BlueLine Partners, a technology buyout firm based in Walnut Creek, California. "While we would have preferred for Moloco to have emerged with the winning bid, we take great satisfaction from knowing that our efforts helped to unlock stockholder value that had been inaccessible for almost two years. Stockholder support for our efforts was clear from the beginning so we were not surprised when we learned Vicinity would accept Microsoft's offer," Bacci added.

Kevin Lyons, a member of Moloco and a co-founder of Mercanti Systems added, "We are grateful for all the encouragement and support from the large number of former Vicinity executives who view Mercanti's technology as an ideal platform for extending Vicinity's current product offering. We are excited about the new ownership and look forward to learning more about Microsoft's plans for Vicinity."

About BlueLine Partners

BlueLine Partners is a buyout firm specializing in undervalued public small-cap technology companies. Based in Silicon Valley, BlueLine and its affiliates have deep contacts within the technology community and substantial experience growing development-stage companies. For more information on BlueLine, please visit BlueLine's website at www.bluelinepartners.com.

About Mercanti Systems

Mercanti Systems, Inc. offers retail chains and branded manufacturers a drop-in order processing system that enables local stores to start fulfilling remote web, phone and wireless orders: especially for immediate prepaid pickup. Regardless of a retailer's website or store infrastructure, Mercanti's BuyNearby(TM) technology platform instantly enables the next generation of customer-to-store and store-to-customer interactions. For more information on Mercanti, please visit Mercanti's website at www.mercantisystems.com.


On July 30, 2002, Moloco, LLC submitted to Vicinity Corporation in connection with Vicinity's 2003 Annual Meeting of Stockholders two director nominations and certain stockholder proposals relating to the amendment or repeal of certain provisions of Vicinity's Restated Certificate of Incorporation and Restated Bylaws to remove certain anti-takeover provisions and provide for greater stockholder democracy. A detailed description of the nominations and proposals is contained in the Schedule 13D, as amended, originally filed by Moloco on August 9, 2002 (the "Schedule 13D").

The Schedule 13D contains important information regarding Moloco's nominations and proposals and related matters. The Schedule 13D may be obtained without cost at the Securities and Exchange Commission's (the "SEC" or the "Commission") website at www.sec.gov. You may also read and copy any reports, statements and other information filed by Moloco or Vicinity at the SEC public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the Commission's other public reference rooms in New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on public reference rooms.

Source: Moloco, LLC